UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KORU MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3044880
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Corporate Drive, Mahwah, NJ	07430
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

_______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

KORU Medical Systems, Inc., a Delaware corporation (“KORU Delaware” or, following the Reincorporation (as defined below), the “Company”) is filing this Form 8-A/A pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to amend the Company’s registration statement with the U.S. Securities and Exchange Commission to reflect the Reincorporation of the Company from NY to Delaware, which was effective as of May 16, 2023.

On May 16, 2023, KORU Delaware’s predecessor, KORU Medical Systems, Inc., a NY corporation (“KORU NY” or, prior to the Reincorporation, the “Company”) merged with and into KORU Delaware (the “Reincorporation Merger”) in order to effect the change of the Company’s jurisdiction of incorporation from NY to Delaware (the “Reincorporation”). At the effective time of the Reincorporation Merger, each outstanding share of common stock, par value $0.01 per share, of KORU NY was automatically converted into one share of common stock, par value $0.01 per share, of KORU Delaware (“Common Stock”).

In connection with the Reincorporation and in accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of KORU Delaware were deemed to be registered under Section 12(b) of the Exchange Act as the successor to KORU NY. KORU Delaware, as successor issuer to KORU NY, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of the Common Stock continue to be listed for trading on the NASDAQ Capital Market under the symbol “KRMD.”

Item 1. Description of Registrant’s Securities to be Registered

The following is a description of certain general terms and provisions of the common stock of KORU Medical Systems, Inc. (the “Company”, “we” or “our”). The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”), and the General Corporation Law of the State of Delaware (the “DGCL”). Copies of the Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits herein.

General

The total number of authorized capital stock of the Company is 75,000,000 shares of common stock of the par value of $0.01 per share (the “Common Stock”) and 2,000,000 shares of preferred stock of the par value of $0.01 per share (the “Preferred Stock”). As of May 16, 2023, there were 46,391,389 shares of Common Stock outstanding (excluding 3,420,502 shares of treasury stock), and no shares of Preferred Stock outstanding.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. The holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors (the “Board”) out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable.

Our common stock is listed on the Nasdaq Capital Market under the symbol “KRMD”. The stock transfer agent for our securities is Continental Stock Transfer and Trust Company of New York, New York.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our Board. Our Board is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. Since no shares of preferred stock are currently outstanding, there are currently no redemption or sinking fund provisions applicable to our preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our Board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our Board will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our Board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Limitation of Liability

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its stockholders for breach of the director’s fiduciary duties. The Company’s Certificate of Incorporation includes provisions that eliminate the liability of directors to the Company or its stockholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Anti-Takeover Effects

The Company’s Certificate of Incorporation and Bylaws contain provisions which:

•         provide that the Board may authorize the issuance from time to time of shares of Preferred Stock in one or more series and in general may fix the designations, powers, rights, and preferences, and the qualifications, limitations and restrictions thereof, of each such series;

•         establish advance notice requirements for stockholders to nominate candidates for election as directors or present other business for consideration at meetings of stockholders;

•         limiting stockholders’ ability to call special meetings of stockholders; and

•         pursuant to Section 115 of the DGCL, provide that the sole and exclusive forum for certain “internal corporate claims” will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the state or federal courts in the State of Delaware).

Item 2. Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation effective May 11, 2023 (incorporated by reference to the Company’s Form 8-K filed with the SEC on May 17, 2023).

3.2	Bylaws dated May 11, 2023 (incorporated by reference to the Company’s Form 8-K filed with the SEC on May 17, 2023).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 17, 2023

KORU MEDICAL SYSTEMS, INC.

By: /s/ Thomas Adams

Name:  Thomas Adams

Title:    Interim Chief Financial Officer